STOCK ACQUISITION AGREEMENT

This Stock Acquisition Agreement (“Agreement”) is entered into by and between Timothy Carnahan, an individual (“Seller”) and China Printing, Inc., a Nevada corporation (“CHPR” or “Buyer”) as of September 19, 2005. This Agreement specifies the terms and conditions surrounding the acquisition by CHPR of 100% of the capital stock of CYIOS Corporation, a District of Columbia corporation (“CYIOS”).

1.
Acquisition. As of the date of this Agreement, Seller hereby conveys to Buyer 100% of the capital stock of CYIOS in exchange for 19,135,000 shares of common stock of CHPR (the “Shares”). Buyer’s right to receive the Shares may be assigned by Buyer freely as per the accompanying Schedule 1 to this Agreement. The Shares will be restricted shares of CHPR and will be stamped with an appropriate restrictive legend. Buyer acknowledges that the shares may not be sold or hypothecated without registration or an appropriate exemption from registration. The legend shall read in substance as follows: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR ANY STATE SECURITIES LAWS. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED. OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT, IN THE CIRCUMSTANCES, REQUIRED UNDER SAID ACT”.

2.
Buyer’s Representations. Buyer is a corporation of the State of Nevada in good standing. Buyer has 1,714,406 shares of common stock outstanding and 911,533 shares of Series A Preferred Stock outstanding. Buyer has 100,000,000 common shares authorized and 5,000,000 shares of Series A Preferred Stock Authorized. These shares are convertible to the company’s common stock on a 30 to 1 basis. There are 78,332 options issued and outstanding to purchase Buyer’s common stock. There are no other options or warrants of any kind. There is no material information or changes to Buyer’s business which have not been reflected in Buyer’s public filings with the Securities and Exchange Commission. Buyer is current in all tax filing and tax payments to the Federal, State and Local governments. Buyer is authorized to do business in every jurisdiction in which it does business. Buyer is not the subject of any regulatory investigation, audit, administrative procedure or lawsuit of any kind, nor does Buyer have any knowledge of any basis for the same. Buyer is in compliance with all laws and requirements to operate its business, including any environmental laws. All material contracts and obligations of any kind in excess of $5000 in the aggregate have been disclosed in the Buyer’s public filings or in Schedule 2 attached hereto. Buyer has full authority to enter into this Agreement and this Agreement does not violate the contractual rights of any other party.

3.
CYIOS & Seller Representations. CYIOS is a corporation under the laws of the District of Columbia in good standing. CYIOS has 100,000 shares of common stock outstanding, 100% of which are held by Seller. There are no shares of preferred stock authorized. There are no warrants or options to purchase CYIOS shares. The audited financial statements of CYIOS attached hereto as Schedule 3 are complete and accurate and there have been no material changes to CYIOS that are not reflected in the statements. CYIOS is current in all tax filing and tax payments to the Federal, State and Local governments. CYIOS is authorized to do business in every jurisdiction in which it does business. Buyer is not the subject of any regulatory investigation, audit, administrative procedure or lawsuit of any kind, nor does CYIOS have any knowledge of any basis for the same. CYIOS is in compliance with all laws and requirements to operate its business, including any environmental laws. All material contracts and obligations of any kind in excess of $5000 in the aggregate have been disclosed in Schedule 2 attached hereto. CYIOS and Seller have full authority to enter into this Agreement and this Agreement does not violate the contractual rights of any other party.

4.
Breach of Representations. The Buyer shall be strictly held to any representation contained herein. In addition to any other available rights, any breach of any representation by Buyer for a period of 2 years from the date of this Agreement shall result in Seller’s right to an immediate rescission of this Agreement. Any breach of Seller’s representations shall afford the same rights as indicated above, but only for a period of one year from the date of this Agreement.

5.
Condition Precedent. Within 5 days of the date of this Agreement, Buyer shall have caused its debts listed on Schedule 5 attached hereto to be assumed by Aero Financial, Inc., a Maryland corporation, in exchange for 1,100,000 shares of Common Stock of the Buyer or Seller shall have the right to rescind this transaction.

6.
Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses as follows (or at such other addresses as shall be specified by the parties by like notice): Such notice shall be deemed delivered upon receipt against acknowledgment thereof if delivered personally, on the third business day following mailing if sent by certified mail, upon transmission against confirmation if sent by facsimile and on the next business day if sent by overnight courier.

7.
Entire Agreement; Incorporation. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein contain every obligation and understanding between the parties relating to the subject matter hereof and merges all prior discussions, negotiations, agreements and understandings, both written and oral, if any, between them, and none of the parties shall be bound by any conditions, definitions, understandings, warranties or representations other than as expressly provided or referred to herein. All schedules, exhibits and other documents and agreements executed and delivered pursuant hereto are incorporated herein as if set forth in their entirety herein.

8.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

9.
Assignment. This Agreement may not be assigned by any party without the written prior consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.
Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereof (including, without limitation, the period during which any condition is to be satisfied or any obligation performed) may be amended by the parties thereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the party against whom such waiver, extension or amendment is sought to be charged. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party thereof to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

11.
Severability. In the event that any one or more of the provisions contained in this Agreement, or the application thereof, shall be declared invalid, void or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such invalid, void or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, void or unenforceable provision.

12.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding.

13.
Choice of Law. This Agreement shall be subject to the laws of the State of Nevada without regard to conflicts of laws provision and each party agrees to be bound to the jurisdiction of the courts of Clark County, Nevada and venue shall be proper therein.

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IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

CHINA PRINTING, INC.

By: /s/ Jeffrey Lieberman

President and CEO

Cyios Corporation

By: /s/ Timothy Carnahan

President

TIMOTHY CARNAHAN

By: /s/ Timothy Carnahan

An Individual